EXHIBIT 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of June 16, 2008 to amend that certain Rights Agreement (the “Rights Agreement”) dated as of June 26, 2003, as amended by that certain First Amendment to Rights Agreement dated as of December 6, 2004, by and between Mindspeed Technologies, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

WHEREAS, subject to certain provisos, Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights in order to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement, or to make any other provisions with respect to the Rights or in regard to matters or questions arising under the Rights Agreement which the Company may deem necessary or desirable, any such supplement to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, this Amendment does not change or increase the rights, duties, liabilities or obligations of the Rights Agent under the Rights Agreement; and

WHEREAS, no Person has become an Acquiring Person.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  Section 25(a) of the Rights Agreement shall be restated in its entirety to read as follows (with the change thereto indicated herein in bold font):

“Section 25. Notice of Certain Events. (a) In case at any time after the Distribution Date the Company shall propose (i) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Stock payable in shares of Common Stock or to effect a subdivision, combination or consolidation of the shares of Common Stock (by reclassification or otherwise than by payment of dividends in shares of Common Stock), then, in each such case, the Company shall give to each registered holder of a Right, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the shares of Common Stock and/or Preferred Shares, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the shares of Common Stock and/or Preferred Shares, whichever shall be the earlier.”

2.  Except as set forth herein, the Rights Agreement shall remain in full force and effect.

Signature Page Follows

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

Mindspeed Technologies, Inc.,
a Delaware corporation

By:	/s/ Brandi R. Steege

Name: Brandi R. Steege
Title: Vice President, Legal, and Secretary

Mellon Investor Services LLC
a New Jersey limited liability company

By:	/s/ Sharon Knepper

Name: Sharon Knepper
Title: Vice President